Exhibit 10.1

Memorandum of Understanding

Date of Agreement: 8 June, 2022

Companies_Sharing Economy International Inc (“SEII”) & QEV Technologies S.L. (“QEV”)

Type of agreement: Joint Venture

Share distribution: 60% SEII-40% QEV Technologies.

Background: EU proposes effective ban for new fossil-fuel cars from 2035, and the demand for environmental new energy vehicles will inceease.

Purpose: Creation of a new joint vernture company for the commercialization and distribution of the whole range of environmental electric and hydrogen vehicles and products in Europe, North Africa and South America (“territory”).

SEII, will bring the license and certificate to allow the new joint venture company to distribute the vehicles in the whole territory.

SEII will proceed to adapt and produce the vehicles to the European standards to get the homologation of the vehicles.

Location of the Headquarters: Barcelona.

Type of governing structure: Board of Directors. Majority will be hold by SEII.

Law and jurisdiction: international commerce law and London Courts.

Name of the company: To be defined. (Q E-trucks S.L.)

Name of the Brand: ZEROID TRUCKS

Territories: E.U., UK, North Africa (Morrocco, Algeria and Tunisia), Mexico, Central America and South America.

Vehicle Certification: E.U. Homologation

Warranties of all products: according to E.U. legislation and market standards, 3 years of warranty for the whole vehicle and 8 years or 3000 charging cycles for the batteries.

Stock of spare parts: according to E.U. legislation spares parts should be ensured at least during 10 years after the vehicle is declared discontinued.

Phases of the project:

-	Market strategy will be jointly agreed according to trends detected and previous knowledge of the market. Both companies agree that the range of products can be completed with vehicles coming from agreements with other manufacturers.

-	Production strategy, in a first step vehicles will be produced in China to ensure a short time to market. Both companies agreed to work since the first steps to develop the production of the vehicles in Barcelona introducing components from European manufacturers always keeping or improving the quality standard of the products. At the beginning vehicles will be imported from China completely assembled. During the first year an SKD system will be implemented in order to achieve a better cost avoiding import taxes and achieving a more efficient transport cost.

-	New products development: a technical office will be settled in Barcelona to develop and adapt new products according to the local markets where the JV is established.

-	Production facilities in Barcelona: both companies agree to have a production center in Barcelona in a short term, either Nissan’s factory if it’s finally granted or either any other facility rented for this purpose.

Scope of the JV: long term agreement.

Document signed by:

Jefferson Chan
Chairman and CEO
Sharing Economy International Inc.

Joan Orus Valls
CEO
QEV Technologies S.L.